Exhibit 99.1

              Pactiv Third Quarter Sales Grow 7 Percent;
             EPS from Continuing Operations Reaches $0.28;
                   Posts Significant Free Cash Flow

    LAKE FOREST, Ill.--(BUSINESS WIRE)--Oct. 24, 2005--For the quarter ended September 30, Pactiv Corporation (NYSE:PTV) today announced that sales from continuing operations rose 7 percent to $695 million from $652 million as pricing gains of 8 percent offset a 1-percent volume decrease. On October 12, 2005, Pactiv completed the sale of substantially all of its protective and flexible packaging businesses. The results of those businesses, as well as costs and estimated charges associated with that transaction, have been classified as discontinued operations. The results of the protective and flexible packaging businesses that are being retained have been included in the Foodservice/Food Packaging segment, and prior period results reflect this change. This press release discusses Pactiv's results and outlook on a continuing operations basis unless noted otherwise.
    Income from continuing operations was $42 million, or $0.28 per share, compared with $49 million, or $0.32 per share, in 2004, as new product launch costs, lower volume, and higher manufacturing and logistics costs more than offset favorable spread (the difference between raw material costs and selling prices). Excluding restructuring and other credits in the third quarter of 2004, earnings per share were $0.28 in 2005 compared with $0.31 in 2004. Net income including discontinued operations was $39 million, or $0.26 per share, compared with $56 million, or $0.37 per share, in 2004.
    "In the third quarter, our margin rebounded as a result of pricing actions, productivity gains, and cost control efforts. Over the short term, principally as a result of the impact of the hurricanes on the petrochemical industry along the Gulf Coast, we expect raw material costs to challenge our industry. We plan to pursue the same actions that have successfully offset these costs in the past. The new products we introduced in our Hefty(R) business, while temporarily pressuring profitability, have been well received and will enhance our position in the higher end of the disposable tableware market," said Richard L. Wambold, Pactiv's chairman and chief executive officer.
    Gross margin of 27.1 percent declined from 28.8 percent in the third quarter last year, but increased from 25.7 percent in the second quarter of 2005. The sequential improvement reflects the impact of favorable spread, productivity initiatives, and cost control. The year-over-year decline reflects the impact of higher pricing offset by new product launch costs, higher raw material costs, and higher energy-related manufacturing and logistics expenses. Operating margin was 12.4 percent compared with 15.2 percent. Excluding the 2004 restructuring and other credits, operating margin was 12.4 percent compared with 14.9 percent last year and 11.0 percent in the second quarter of 2005.
    Free cash flow from continuing operations in the third quarter was $112 million after approximately $15 million in after-tax payments related to the previously discussed Tenneco Packaging litigation settlement. Third quarter 2004 free cash flow was $104 million. The increase is based primarily on improved working capital management. During the third quarter the Company repurchased 6.5 million shares of its common stock.
    For the nine-month period, sales of $2.02 billion rose 7 percent from $1.88 billion, based on a 9-percent price increase, which offset a 2-percent volume decline. Income from continuing operations was $100 million, or $0.67 per share, compared with $96 million, or $0.62 per share, last year. Excluding the restructuring and other charges in both years, income from continuing operations was $104 million, or $0.69 per share, compared with $142 million, or $0.92 per share, in 2004. Net income including discontinued operations was $19 million, or $0.13 per share, compared with $108 million, or $0.70 per share, last year. Net income in 2005 includes a loss from discontinued operations of $81 million, or $0.54 per share, which includes a net goodwill impairment of $36 million, estimated tax expense of $10 million on unremitted foreign earnings, an estimated $42 million net loss on the divestiture, and $8 million of transaction-related expenses.
    Year-to-date free cash flow from continuing operations was $102 million after the aforementioned Tenneco litigation payments, compared with $215 million in 2004. The decline primarily is due to lower earnings excluding restructuring and other charges, higher capital expenditures for future growth, Tenneco litigation payments, and higher finished goods inventories to support new product launches.

    Business Segment Results

    Hefty(R) Consumer Products

    Sales of $247 million rose 4 percent from $238 million reflecting a 6-percent price impact, partially offset by a volume decline of 2 percent. Volume trends improved sequentially in foam tableware and waste bags. Rollout of Hefty(R) Serve 'n Store(TM) plates and bowls and Hefty(R) Easy Grip(TM) party cups continued in the third quarter. Both new products are on track to meet targeted 2005 sales levels, and early trends regarding repeat purchases are encouraging.
    Operating income was $25 million compared with $44 million last year, primarily reflecting approximately $15 million related to product launch costs, as well as a higher LIFO valuation expense. New product launch spending is tracking as expected. Operating margin was
10.1 percent compared with 18.5 percent last year.
    For the nine-month period, sales of $712 million rose 5 percent from $675 million as a 7-percent price increase offset a 2-percent volume decline. Operating income was $75 million compared with $129 million last year. Excluding restructuring and other charges in both years, operating income was $76 million compared with $133 million. On the same basis, operating margin was 10.7 percent compared with 19.7 percent.

    Foodservice/Food Packaging

    Sales of $448 million rose 8 percent from $414 million last year based on price gains of 9 percent and a volume decline of 1 percent. Volume reflects the inclusion of the Newspring Industrial Corporation acquisition that occurred in March. The decline in base volume was due to softness in the marketplace, coupled with eliminating unprofitable products to improve mix.
    Operating income was $61 million compared with $53 million last year. Excluding the restructuring and other credit in 2004, operating income was $61 million in 2005 compared with $50 million in 2004 as favorable spread and mix more than offset higher logistics costs and lower volume. On the same basis, operating margin was 13.6 percent compared with 12.1 percent last year.
    For the nine-month period, sales of $1.30 billion increased 8 percent from $1.21 billion based on a pricing gain of 9 percent and a volume decline of 1 percent. Operating income was $135 million compared with $77 million in 2004. Excluding restructuring and other charges in both years, operating income was $140 million compared with $144 million. On the same basis, operating margin was 10.7 percent compared with 11.9 percent in 2004.

    Outlook

    For the continuing operations of Pactiv, the fourth quarter earnings per share outlook is a range of $0.20 to $0.26. For the full year, the earnings per share outlook excluding restructuring charges is a range of $0.89 to $0.95. The full year outlook includes non-cash pension income of $35 million after tax, or $0.23 per share.
    Free cash flow for continuing operations for 2005 is anticipated to be approximately $105 million to $115 million, after the Tenneco litigation payments of approximately $15 million after tax. Capital expenditures are expected to be approximately $135 million, and depreciation and amortization expense will be approximately $145 million. For the full year, selling, general, and administrative expense is estimated to be in a range of $250 million to $260 million. The 2005 tax rate is expected to be 36 percent.

    Other

    This press release includes certain non-GAAP financial measures. A reconciliation of the non-GAAP financial measures to GAAP is shown in the "Consolidated Statement of Income", as well as the attached "Regulation G GAAP Reconciliations" or in the attached "Operating Results by Segment". The "Operating Results by Segment" also details the impact on sales of acquisitions and foreign exchange. Schedules reclassifying prior period results to reflect the divestiture of substantially all of the protective and flexible businesses and the inclusion of the remaining businesses in that segment into the Foodservice/Food Packaging segment are posted on the Company's Web site (www.pactiv.com).

    Cautionary Statements

    This press release includes certain "forward-looking statements" such as those in the Outlook section, as well as "we expect raw material costs to challenge our industry", "plan to pursue the same actions that have successfully offset these costs in the past", "...will enhance our position in the higher end of the disposable tableware market", "...products are on track to meet targeted 2005 sales levels and early trends regarding repeat purchases are encouraging". A variety of factors may cause actual results to differ materially from these expectations including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials, and changes in the regulatory environment. More detailed information about these and other factors is contained in the Company's Annual Report on Form 10-K at page 56 filed with the Securities and Exchange Commission as revised and updated by Forms 10-Q and 8-K as filed with the Commission.

    Company Information

    Pactiv Corporation is a leading producer of specialty packaging products for the consumer and foodservice/food packaging markets. With sales of $2.5 billion, Pactiv has one of the broadest product lines in the specialty packaging industry, and derives more than 80 percent of its sales from market sectors in which it holds the No. 1 or No. 2 market-share position. For more information about Pactiv, log on to the company's Web site at www.pactiv.com.


                          Pactiv Corporation
                   Consolidated Statement of Income

(In millions, except per-share data)

                                 Three months ended  Nine months ended
                                    September 30,      September 30,
                                 ------------------  -----------------
                                   2005     2004      2005     2004
                                 --------- --------  -------- --------


Sales                                $695     $652    $2,015   $1,881

Costs and expenses
Cost of sales (excluding
 depreciation and amortization)       507      464     1,495    1,312
Depreciation and amortization          37       36       108      105
Selling, general, and
 administrative                        63       55       186      173
Other (income) expense                  2        -         3        2
                                 --------- --------  -------- --------
Operating income before
 restructuring and other               86       97       223      289
Restructuring and other                 -       (2)        6       73
                                 --------- --------  -------- --------

Operating income                       86       99       217      216


Interest expense, net                  20       22        60       64
Income tax expense                     24       28        57       56
                                 --------- --------  -------- --------

Income from continuing
 operations                            42       49       100       96
Income (loss) on discontinued
 operations,
  net of tax                           (3)       7       (81)      12
                                 --------- --------  -------- --------
Net income                            $39      $56       $19     $108
                                 ========= ========  ======== ========

Average common shares outstanding
 (diluted)                          149.0    151.7     150.3    154.6

Earnings (loss) per share
  Income from continuing
   operations before
   restructuring and other          $0.28    $0.31     $0.69    $0.92
  Restructuring and other               -     0.01     (0.02)   (0.30)
                                 --------- --------  -------- --------
  Income from continuing
   operations                        0.28     0.32      0.67     0.62
  Income (loss) on discontinued
   operations                       (0.02)    0.05     (0.54)    0.08
                                 --------- --------  -------- --------
  Net                               $0.26    $0.37     $0.13    $0.70
                                 ========= ========  ======== ========


Gross margin (before deprec. &
 amort.)                             27.1%    28.8%     25.8%    30.2%
Operating margin
  Excluding restructuring and
   other                             12.4%    14.9%     11.1%    15.4%
  Restructuring & other               0.0%     0.3%     -0.3%    -3.9%
  Including restructuring and
   other                             12.4%    15.2%     10.8%    11.5%


                          Pactiv Corporation
             Consolidated Statement of Financial Position

(In millions)

                                September 30, 2005   December 31, 2004
                                ------------------   -----------------

Assets
Current assets
  Cash and temporary cash
   investments                               $110                $222
  Accounts and notes receivable               297                 278
  Inventories                                 331                 311
  Other                                        40                  42
  Assets of discontinued
   operations held for sale                   661                 735
                                ------------------   -----------------
  Total current assets                      1,439               1,588
                                ------------------   -----------------
Property, plant, and equipment,
 net                                        1,154               1,137
                                ------------------   -----------------
Other assets
  Goodwill                                    532                 466
  Intangible assets, net                      265                 270
  Pension assets, net                          10                 214
  Other                                        64                  66
                                ------------------   -----------------
  Total other assets                          871               1,016
                                ------------------   -----------------


  Total assets                             $3,464              $3,741
                                ==================   =================

Liabilities and shareholders'
 equity
Current liabilities
  Short-term debt, including
   current maturities of long-
   term debt                                 $302                $471
  Accounts payable                            189                 182
  Other                                       279                 226
  Liabilities related to assets
   of discontinued operations
   held for sale                              199                 145
                                ------------------   -----------------
  Total current liabilities                   969               1,024
                                ------------------   -----------------
Long-term debt                              1,011                 869
Pension and postretirement
 benefits                                     345                 473
Other liabilities                             242                 283
Minority interest                               9                   9
Shareholders' equity                          888               1,083
                                ------------------   -----------------

  Total liabilities and
   shareholders' equity                    $3,464              $3,741
                                ==================   =================


                          Pactiv Corporation
                 Consolidated Statement of Cash Flows

(In millions)

Nine months ended September 30,        2005                2004
                                -------------------  -----------------

Operating activities
Income from continuing
 operations                                   $100                $96
Adjustments to reconcile income
 from continuing operations
 to cash provided by continuing
 operations
  Depreciation and amortization                108                105
  Deferred income taxes                         26                 31
  Restructuring and other                        -                 35
  Noncash retirement benefits,
   net                                         (40)               (43)
  Working capital                                4                 42
  Other                                         (9)                 4
                                -------------------  -----------------
Cash provided by operating
 activities - continuing
 operations                                    189                270
Cash provided by operating
 activities - discontinued
 operations                                     42                 43
                                -------------------  -----------------
Cash provided by operating
 activities                                    231                313
                                -------------------  -----------------

Investing activities
Expenditures for property,
 plant, and equipment -
 continuing operations                         (97)               (55)
Acquisitions of businesses and
 assets                                        (98)                 -
Other continuing operations
 investing activities                            2                  2
                                -------------------  -----------------
Cash used by investing
 activities - continuing
 operations                                   (193)               (53)
Expenditures for property,
 plant, and equipment -
 discontinued operations                       (21)               (13)
                                -------------------  -----------------
Cash used by investing
 activities                                   (214)               (66)
                                -------------------  -----------------

Financing activities
Issuance of common stock                        14                 24
Purchase of common stock                      (122)              (230)
Retirement of long-term debt                  (180)                 -
Issuance of long-term debt                     153                  -
Other                                           10                  -
                                -------------------  -----------------
Cash used by financing
 activities - continuing
 operations                                   (125)              (206)
Cash used by financing
 activities - discontinued
 operations                                      -                  -
                                -------------------  -----------------
Cash used by financing
 activities                                   (125)              (206)
                                -------------------  -----------------

Effect of foreign-currency
 exchange rate changes on cash
 and temporary cash investments                 (4)                 -
                                -------------------  -----------------
Increase (decrease) in cash and
 temporary cash investments                   (112)                41
Cash and temporary cash
 investments, January 1                        222                140
                                -------------------  -----------------
Cash and temporary cash
 investments, September 30                    $110               $181
                                ===================  =================


                          Pactiv Corporation
                     Operating Results by Segment

(In millions)

                        Consumer  Foodservice /    Other   Continuing
                                  Food Packaging           operations
                        --------- -------------- --------- -----------
Three months ended
 September 30, 2005
------------------------
Sales                       $247           $448        $-        $695
Acquisitions (a)               -            (15)        -         (15)
                        --------- -------------- --------- -----------
Adjusted sales (c)           247            433         -         680
                        --------- -------------- --------- -----------

Operating income before
  restructuring & other      $25            $61        $-         $86
Restructuring & other          -              -         -           -
                        --------- -------------- --------- -----------
Operating income              25             61         -          86
                        --------- -------------- --------- -----------

Operating margin
  Excluding restructuring
   and other                10.1%          13.6%        NA       12.4%
  Restructuring & other      0.0%           0.0%        NA        0.0%
  Including restructuring
   and other                10.1%          13.6%        NA       12.4%

Three months ended
 September 30, 2004
------------------------
Sales                       $238           $414        $-        $652
Foreign exchange (b)           -              2         -           2
                        --------- -------------- --------- -----------
Adjusted sales (c)           238            416         -         654
                        --------- -------------- --------- -----------

Operating income before
  restructuring & other      $44            $50        $3         $97
Restructuring & other          -             (3)        1          (2)
                        --------- -------------- --------- -----------
Operating income              44             53         2          99
                        --------- -------------- --------- -----------

Operating margin
  Excluding restructuring
   and other                18.5%          12.1%        NA       14.9%
  Restructuring & other      0.0%           0.7%        NA        0.3%
  Including restructuring
   and other                18.5%          12.8%        NA       15.2%

Nine months ended
 September 30, 2005
------------------------
Sales                       $712         $1,303        $-      $2,015
Acquisitions (a)               -            (34)        -         (34)
                        --------- -------------- --------- -----------
Adjusted sales (c)           712          1,269         -       1,981
                        --------- -------------- --------- -----------

Operating income before
  restructuring & other      $76           $140        $7        $223
Restructuring & other          1              5         -           6
                        --------- -------------- --------- -----------
Operating income              75            135         7         217
                        --------- -------------- --------- -----------

Operating margin
  Excluding restructuring
    and other               10.7%          10.7%        NA       11.1%
  Restructuring & other     -0.2%          -0.3%        NA       -0.3%
  Including restructuring
   and other                10.5%          10.4%        NA       10.8%

Nine months ended
 September 30, 2004
------------------------
Sales                       $675         $1,206        $-      $1,881
Foreign exchange (b)           -              5         -           5
                        --------- -------------- --------- -----------
Adjusted sales (c)           675          1,211         -       1,886
                        --------- -------------- --------- -----------

Operating income before
  restructuring & other     $133           $144       $12        $289
Restructuring & other          4             67         2          73
                        --------- -------------- --------- -----------
Operating income             129             77        10         216
                        --------- -------------- --------- -----------

Operating margin
  Excluding restructuring
   and other                19.7%          11.9%        NA       15.4%
  Restructuring & other     -0.6%          -5.5%        NA       -3.9%
  Including restructuring
   and other                19.1%           6.4%        NA       11.5%

(a) Adjustment to current year sales for incremental sales from acquisitions.
(b) Adjustment of prior year sales to current year foreign exchange rates.
(c) Sales adjusted for acquisitions and foreign exchange.


                          Pactiv Corporation
                   Regulation G GAAP Reconciliation
       Income from Continuing Operations and Earnings per Share

(In millions, except per-share amounts)

                               Three months ended  Nine months ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                  2005      2004      2005      2004
                               --------- --------- --------- ---------
 Income from continuing
  operations - US GAAP basis        $42       $49      $100       $96

 Adjustments (net of tax) to
  exclude:
   Restructuring and other
    charges                           -        (1)        4        46
                               --------- --------- --------- ---------

 Net income - US GAAP basis
  excluding restructuring and
  other charges (a)                 $42       $48      $104      $142
                               ========= ========= ========= =========


 Average common shares
  outstanding (diluted)           149.0     151.7     150.3     154.6

 Diluted earnings (loss) per
  share
 Income from continuing
  operations - US GAAP basis      $0.28     $0.32     $0.67     $0.62

 Adjustments (net of tax) to
  exclude:
   Restructuring and other
    charges                           -     (0.01)     0.02      0.30
                               --------- --------- --------- ---------

 Net - US GAAP basis excluding
  restructuring and other
  charges (a)                     $0.28     $0.31     $0.69     $0.92
                               ========= ========= ========= =========

 Percent change - 2005 vs. 2004    -9.7%              -25.0%

(a) In accordance with generally accepted accounting principles (US
GAAP), reported net income includes the after-tax impacts of restructuring and other charges. The company's management believes that by adjusting reported net income to exclude the effects of these items, the resulting earnings present an operationally- oriented depiction of the company's performance. The company's management uses earnings excluding the after-tax impacts of restructuring and other charges to evaluate operating performance, to value various business units, and, along with other factors, in determining management compensation.


                   Regulation G GAAP Reconciliation
                            Free Cash Flow

                               Three months ended  Nine months ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                  2005      2004      2005      2004
                               --------- --------- --------- ---------
 Cash flow provided by
  operating activities -
  continuing operations (US
  GAAP basis)                       $53      $130      $189      $270
  Less:
    Capital expenditures -
     continuing operations          (36)      (26)      (97)      (55)
    (Increase) decrease in
     asset securitization
     program                         95         -        10         -
                               --------- --------- --------- ---------

  Free cash flow - continuing
   operations (b)                  $112      $104      $102      $215
                               ========= ========= ========= =========

(b) Free cash flow is defined as cash flow provided by operating activities less amounts for capital expenditures and changes in the usage of the company's asset securitization program. These amounts have been calculated in accordance with US GAAP. The company's management believes free cash flow, as defined, provides a useful measure of the company's liquidity. The company's management uses free cash flow as a measure of cash available to fund required or early debt retirement and incremental investing and/or financing activities, such as, but not limited to, acquisitions and share repurchases. However, free cash flow has limitations, as it does not represent residual cash flows available for discretionary expenditures. Some of the company's expenditures are mandatory. The amount of mandatory versus discretionary expenditures can vary significantly between periods.


                          Pactiv Corporation
                   Regulation G GAAP Reconciliation
                           Outlook for 2005

                            Three months ended    Twelve months ended
                             December 31, 2005     December 31, 2005
                           --------------------- ---------------------
Diluted earnings per share    Low        High       Low        High
                            estimate   estimate   estimate   estimate
                           ---------- ---------- ---------- ----------
Continuing operations - US
 GAAP basis                    $0.20      $0.26      $0.87      $0.93
Adjustments to exclude
 restructuring and
 other charges                     -          -       0.02       0.02
                           ---------- ---------- ---------- ----------

Continuing operations
 excluding restructuring
 and other charges (a)         $0.20      $0.26      $0.89      $0.95
                           ========== ========== ========== ==========


                             Twelve months ended  Twelve months ended
                              December 31, 2005     December 31, 2005
                             -------------------- -------------------
Free cash flow (in millions)
                                     Low                   High
Cash flow provided by operating
 activities - US GAAP basis         $230                   $240
 Less:
   Capital expenditures -
    continuing operations           (135)                  (135)
   (Increase) decrease in asset
    securitization program            10                     10
                             -------------------- -------------------

Free cash flow (b)                  $105                   $115
                             ==================== ====================

(a) In accordance with generally accepted accounting principles (US
GAAP), reported net income from continuing operations includes the after-tax effects of restructuring and other charges. The company's management believes that by adjusting reported net income from continuing operations to exclude the effects of these items, the resulting earnings present an operationally-oriented depiction of the company's performance. The company's management uses earnings excluding restructuring and other charges to evaluate operating performance, to value various business units, and, along with other factors, in determining management compensation.

(b) Free cash flow is defined as cash flow provided by operating activities less amounts for capital expenditures and changes in the usage of the company's asset securitization program. These amounts have been calculated in accordance with US GAAP. The company's management believes free cash flow, as defined, provides a useful measure of the company's liquidity. The company's management uses free cash flow as a measure of cash available to fund required or early debt retirement and incremental investing and/or financing activities, such as, but not limited to, acquisitions and share repurchases. However, free cash flow has limitations, as it does not represent residual cash flows available for discretionary expenditures. Some of the company's expenditures are mandatory. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

    CONTACT: Pactiv Corporation
             Christine Hanneman (Investor Relations), 847-482-2429 channeman@pactiv.com or
             Lisa Foss (Media Relations), 847-482-2704 lfoss@pactiv.com